Exhibit 10.21
FIRST AMENDMENT TO LEASE AGREEMENT

THIS FIRST AMENDMENT TO LEASE AGREEMENT (this “First Amendment” is entered into effective September 13, 2013, by and between Greenhouse Office Investors I, LLC, a Delaware limited liability company (“Landlord”), and URS Corporation, a Nevada corporation (“Tenant”).
WITNESSETH

WHEREAS, pursuant to that certain Office Lease dated as of May 23, 2013 (the “Lease”), Landlord leased to Tenant a total of 130,151 Rentable Square Feet (“RSF”) in the building to be located at 18918 Katy Freeway, Harris County, Texas (the “Building”), of which approximately 126,795 RSF is located on Floors 3, 4 and 5 of the Building and approximately 3,356 RSF is located on the first Floor of the Building, all as is more fully described in Lease (the “Original Premises”); and

WHEREAS, Tenant has requested that the portion of the Original Premises containing approximately 3,356 RSF located in the southeast quadrant of the first Floor of the Building be replaced by certain space located in the southwest quadrant of the first Floor of the Building containing 9,563 RSF as shown on Exhibit A-1-i attached hereto, for a net expansion of 6,207 RSF located on the first Floor of the Building (the “First Additional Premises”);

NOW, THEREFORE, in consideration of the mutual covenants set forth herein, Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby amend the Lease as follows, effective as of the date first set forth above:

1.    Modification of Basic Lease Information.

(a)Section 1.C of the Lease (Premises) is hereby amended to read in full as follows:

“Premises”: The Original Premises and the First Additional Premises. The “Original Premises” consists of all of the rentable area on floors 3, 4, and 5 of the Building, as shown on Exhibit A-1 (pages A-1-ii, A-1-iii and A-1-iv) to this Lease and a 3,356 RSF portion of the 9,536 RSF area on the 1st floor of the Building shown on Exhibit A-1 (page A-1-i) to this Lease; the “First Additional Premises” consists of a 6,207 RSF portion of the 9,536 RSF area on the 1st floor of the Building shown on Exhibit A-1 (page A-1-i) to this Lease. The “Rentable Square Footage of the Premises” is approximately 136,358 RSF, comprised of approximately 130,151 RSF in the Original Premises (consisting of approximately 126,795 RSF on Floors 3, 4 and 5 and approximately 3,356 RSF on the first Floor of the Building) and approximately 6,207 RSF in the First Additional Premises. If the Premises include, now or hereafter, one or more floors in their entirety, all corridors and restroom facilities located on such full floor(s) (but not partial floors) shall be considered part of the Premises. Common Area corridors and restroom facilities located on partial floors leased by Tenant shall not be included in the Premises, though they shall be available for use by Tenant in accordance with this Lease.

The RSF of the Building and the RSF of the Premises shall be measured on or about the Delivery Date by Landlord's architect in accordance with the Building Owners and Managers Association (BOMA) International (ANSI.265-1-2010) standards. Tenant may at its expense have its architect verify such measurements by Landlord's architect and if Tenant's architect believes Landlord's architect is in error, notify Landlord of such belief. In the event Tenant's architect challenges such calculations by Landlord's architect, Tenant shall give written notice thereof to Landlord on or before sixty (60) days after receipt by Tenant of said measurements by Landlord's architect. In the event of such timely challenge and in the event Landlord's architect and Tenant's architect are not able to agree on the RSF of the Building and the Premises, Landlord's architect and Tenant' s architect shall select an independent architect to measure the RSF of the Building and the Premises and the independent architect's measurements shall be conclusive and binding on the parties. The fees and expenses of the independentarchitect shall be shared equally by the parties.

(b)	Section l.D of the Lease (Base Rent) is hereby amended to read in full as follows:
D.1. “Base Rent”:

Initial Term Period (beginning on the Commencement Date)	Annual Rate Per Rentable Square Foot	Monthly Base Rent (subject to adjustment if the RSF of the Premises changes)

Original Premises:

Months 1-6:	$0.00	$0.00
Months 7-18:	$19.00	$206,072.41
Months 19-30:	$19.38	$210,193.85
Months 31-42:	$19.77	$214,423.76
Months 43-54:	$20.16	$218,653.67
Months 55-66:	$20.57	$223,100.50
Months 67-78:	$20.98	$227,547.32
Months 79-90:	$21.40	$232,102.61
Months 91-102:	$21.83	$236,766.35
Months 103-114:	$22.26	$241,430.10
Months 115-126:	$22.71	$246,310.76

First Additional Premises:

Months 1-12:	$0.00	$0.00
Months 13-24:	$23.00	$11,896.75

Months 25-36:	$23.46	$12,134.69
Months 37-48:	$23.93	$12,377.79
Months 49-60:	$24.41	$12,626.07
Months 61-72:	$24.90	$12,879.53
Months 73-84:	$25.40	$13,132.98
Months 85-96:	$25.90	$13,396.78
Months 97-108:	$26.42	$13,665.75
Months 109-120:	$26.95	$13,939.89
Months 121-126:	$27.49	$14,219.20
Base Rent is subject to adjustment pursuant to Section 1.C of the Lease.

Base Rent for the Original Premises for any partial month between the Commencement Date and the first day of the first full calendar month after the Commencement Date shall be at the same rate applicable for Month 7 of the Term; however, pro-rated based on the number of days in the partial month.

Base Rent for the First Additional Premises for any partial month between the Commencement Date and the first day of the first full calendar month after the Commencement Date shall be at the same rate applicable for Month 13 of the Term; however, pro-rated based on the number of days in the partial month.

(c)The heading of Section 1.D of the Lease (Tenant's Pro Rata Share) is hereby amended to read D.2 “Tenant's Prorata Share”; and the third line of Section
D.2 is hereby amended to change "64%" to "67%". Tenant's Pro Rata Share is subject to adjustment pursuant to Section 1.C of the Lease.

(d)The first paragraph of Section 4.A of the Lease (Rent) is hereby amended to read in full as follows:

Payments. As consideration for this Lease, commencing on the Commencement Date, Tenant shall pay Landlord, without any demand, setoff, abatement or deduction (except as otherwise expressly provided in this Lease), (1) Base Rent and (2) the OE Payment (as defined in Section 4.B); provided, however, as to the Original Premises no such amounts shall be owing with respect to the initial six (6) full calendar months of the Term and as to the First Additional Premises no such amounts shall be owing with respect to the initial twelve (12) full calendar months of the Term. “Additional Rent” means the OE Payment and any parking charges. “Rent” means the Base Rent, Additional Rent and all other sums that Tenant is required to pay Landlord under this Lease. Tenant shall pay and be liable for all rental, gross receipts, franchise, margins, sales and use, or similar taxes, if any, imposed upon or measured by rents or income attributable to Tenant's rental payments under this Lease (collectively, “Rental Taxes”). The Base Rent and OE Payment for the Original Premises for any partial month between the Commencement Date and the first day of the full calendar month after the Commencement Date shall be at the same rate applicable for Month 7 of the Term and the Base Rent and OE Payment for the First Additional Premises for any partial month between the Commencement

Date and the first day of the full calendar month after the Commencement Date shall be at the same rate applicable for Month 13 of the Term; however, each such payment shall be pro-rated based on the number of days in any such partial month, and shall be due and payable on the Commencement Date. Thereafter, the Base Rent and the OE Payment for the Original Premises shall be due and payable in monthly installments in advance on the first day of each calendar month of the Term beginning on the first day of the 7th month of the Term and the Base Rent and the OE Payment for the First Additional Premises shall be due and payable in monthly installments in advance on the first day of each calendar month of the Term beginning on the first day of the 13th month of the Term. All other items of Rent shall be due and payable by Tenant on or before 30 days after billing by Landlord. All payments of Rent shall be by good and sufficient check or by other means (such as automatic debit or electronic transfer) acceptable to Landlord and Tenant. Landlord's acceptance of less than the correct amount of Rent shall be considered a payment on account of the earliest Rent due, and such acceptance shall not constitute a waiver of the remaining unpaid balance. No endorsement or statement on a check or letter accompanying a check or payment shall be considered an accord and satisfaction, and either party may accept such check or payment without such acceptance being considered a waiver of any rights such party may have under this Lease or applicable Law. Tenant's covenant to pay Rent is independent of every other covenant in this Lease, except as otherwise expressly provided in this Lease.

3.Modification of Parking Agreement. The first paragraph of Section 1 of Exhibit E (Parking Agreement) to the Lease is hereby amended to read in full as follows:

Landlord shall make available to Tenant the following (collectively, the “Initial Spaces”): a total of 4.0 parking permits in the Building Garage per 1,000 RSF of the Premises leased by Tenant, provided that if the Premises expands, the ratio of parking permits for the expanded portions of the Premises shall be the Building Standard parking ratio (currently 4.0 parking permits in the Building Garage per 1,000 RSF of leased premises); of which 79 of such permits shall initially be reserved parking permits for spaces in the locations depicted on Exhibit E-1 attached hereto provided that if the Premises expands, the ratio of reserved parking permits for such expanded portions of the Premises shall be the Building Standard reserved parking ratio (but in no event less than one (1) reserved parking permit out of every 10 unreserved parking permits, and if the Premises contracts, the number of reserved parking permits shall contract proportionately), and the balance shall be unreserved parking permits. During the Initial Term, all unreserved parking space permits and the 79 reserved parking space permits described above shall be at no charge, but Tenant shall pay Landlord $50.00 per space per month for each reserved space parking permit in excess of the 79 initial reserved spaces which is requested by Tenant and approved by Landlord, plus any taxes thereon (collectively, the "Additional Spaces"). During any Renewal Term, Tenant shall pay Landlord charges, commensurate with charges for parking (reserved or non-reserved, as applicable) in Comparable Buildings. for each reserved and non-reserved parking space permit.

4.    Modification of Exhibits.    The exhibits attached to the Lease are hereby modified by (i) replacing the first page of Exhibit A-1 attached to the Lease with Exhibit A-1 (page

A-1-i) attached to this First Amendment (showing the 9,563 RSF on the first Floor of the Building which is comprised of the substituted space containing approximately 3,356 RSF located in the southwest quadrant of the first Floor of the Building and the First Additional Premises) and (ii) replacing Exhibit E-1 attached to the Lease with Exhibit E-1 attached to this First Amendment (showing the addition of four (4) reserved parking spaces with respect to the First Additional Premises).

5.Brokers. Section 32.E of the Lease (Brokers) is hereby ratified and affirmed and shall apply with respect to the Original Premises and the First Additional Premises.

6.	Miscellaneous.
(a)Conflicts; Ratification. In the event of any conflict between the terms of this First Amendment and the terms of the Lease, the terms of this First Amendment shall control. The Lease, as amended by this First Amendment, is hereby ratified and affirmed.

(b)Counterparts. This First Amendment may be executed in multiple counterparts, and each counterpart when fully executed and delivered shall constitute an original instrument, and all such multiple counterparts shall constitute but one and the same instrument. Emailed and/or faxed counterparts and/or signatures are acceptable.

(c)Entire Agreement. The Lease, as amended by this First Amendment sets forth all covenants, agreements and understandings between Landlord and Tenant with respect to the subject matter hereof.

(d)Capitalized Terms. Capitalized terms not defined herein shall have the respective definitions provided in the Lease.

(e)Guaranty. By execution where indicated below, URS Corporation, a Delaware corporation, the guarantor of Tenant' s obligations under the Lease pursuant to Guaranty Agreement dated May 23, 2013, joins in this First Amendment to evidence its consent to this First Amendment (without implying any requirement under such Guaranty Agreement that such consent be obtained).

[The remainder of this page intentionally left blank. Signature page to follow.]

Executed as of the date first set forth above.

LANDLORD:

GREENHOUSE OFFICE INVESTORS I, LLC
a Delaware limited liability company

By: /s/ Preston Young
Name: Preston Young
Title: Authorized Signatory

TENANT:

URS CORPORATION, a Nevada corporation

By: /s/ Leisa Nelson
Name: Leisa Nelson
Title: Vice President

GUARANTOR:

URS CORPORATION, a Delaware corporation

By: /s/ Joseph Masters
Name: Joseph Masters
Title: Vice President

EXHIBIT A-1

A-1-i

EXHIBIT E-1
LOCATION OF RESERVED PARKING SPACES

EXHIBIT E-1
URS RESERVED PARKING
LEVEL 1 - 38 SPACES

4-STORY GARAGE
STORAGE

E-1-i

E-1-ii